Exhibit 10.11

EXECUTION

MANAGEMENT AGREEMENT

This Management Agreement (the “Agreement”), is made as of April 29, 2016, by and among KAMD Holdings, Inc., a Delaware corporation (“Parent”), KAMD Buyer, Inc., a Delaware corporation (“Buyer”), KAMD Merger Sub, Inc., a Georgia corporation (“Merger Sub”, and together with Parent and Buyer, the “KAMD Entities”) and Kohlberg & Co., L.L.C., a Delaware limited liability company (“Kohlberg”).

WHEREAS, the KAMD Entities have been formed for the purpose of acquiring (the “Acquisition”) Amendia, Inc., a Georgia corporation (“Amendia” or the “Company”), all on the terms and subject to the conditions of that certain Agreement and Plan of Merger, dated as of March 13, 2016 (as amended, restated, supplemented or otherwise modified, the “Merger Agreement”), by and among Parent, Buyer, Merger Sub and Amendia;

WHEREAS, pursuant to the Merger Agreement, Merger Sub will be merged with and into Amendia with Amendia surviving as a wholly-owned subsidiary of Buyer;

WHEREAS, to enable the KAMD Entities to engage in the Acquisition and related transactions, Kohlberg provided financial and structural advice and analysis as well as assistance with due diligence investigations and negotiations (the “Financial Advisory Services”); and

WHEREAS, the KAMD Entities desire that Kohlberg provide certain ongoing management and advisory services to the KAMD Entities and Amendia (after the Acquisition), their affiliates and any other subsidiary which Parent may directly or indirectly acquire subsequent to the date hereof (collectively, the “Amendia Companies”), and Kohlberg is willing to provide such services subject to the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

SECTION 1. Services. During the term of this Agreement, Kohlberg shall provide such advisory and management services to the Amendia Companies as the board of directors of Parent shall reasonably request and which shall include, but not be limited to, assistance in (a) developing and implementing corporate and business strategy and planning (including plans to improve operating, marketing and financial performance, budgeting of future corporate investments, identifying, analyzing and executing strategic acquisitions and dispositions, and reorganizational programs); (b) arranging debt and equity financings and refinancings; and (c) establishing, maintaining and evaluating banking, legal and other business relationships. Such services shall be performed at Kohlberg’s offices in New York and/or California. Kohlberg will be compensated for such services as described herein in accordance with Section 2 below.

SECTION 2. Compensation.

(a)    The Amendia Companies, jointly and severally, will pay to Kohlberg (or such affiliates as it may designate), in consideration of Kohlberg’s providing the Financial Advisory Services, an aggregate transaction fee (the “Transaction Fee”) in the amount of $3,200,000, such fee being payable at the closing of the Acquisition.

(b)    In consideration of the on-going services to be provided in accordance with Section 1 above, the Amendia Companies, jointly and severally, shall pay to Kohlberg an annual management fee equal to $500,000 (the “Management Fee”). The Management Fee shall accrue from the date hereof and shall be payable quarterly in advance on the date hereof and thereafter on each January 1, April 1, July 1 and October 1. On termination of this Agreement, any Management Fees paid by the Amendia Companies for a period that includes the date of termination shall be prorated, and Kohlberg shall promptly reimburse the Amendia Companies for any installment of Management Fees or portion thereof relating to a period or portion thereof after the date of termination.

(c)    During the term of this Agreement, Kohlberg will provide services to the Amendia Companies, as described in Section 1 above, in connection with financing, acquisition, disposition, merger, combination and change of control transactions involving any of the Amendia Companies or any of their respective direct or indirect subsidiaries or affiliates (however structured), and the Amendia Companies, jointly and severally, will pay to Kohlberg (or such affiliates as it may designate) additional reasonable compensation as charged by Kohlberg (the “Subsequent Fee”) in connection with each such transaction (which fee shall be in addition to, and not in lieu of, the full payment of fees in clauses (a) and (b) above), such fee to be due and payable for the foregoing services at the closing of such transaction; provided, that a Subsequent Fee of 1% of transaction value in connection with any financing, acquisition, disposition, merger, combination and change of control transactions involving any of the Amendia Companies or any of their respective direct or indirect subsidiaries or affiliates (however structured), shall be deemed to be reasonable compensation; provided further, that after the termination of this Agreement the Amendia Companies, jointly and severally, will pay to Kohlberg (or such affiliates as it may designate) the Subsequent Fee in connection with each transaction that (i) was contemplated at or prior to the time of termination of the Agreement and (ii) is consummated after such termination.

(d)    No Management Fee may be paid if on the date scheduled for such payment an Event of Default has occurred and is continuing under (i) Section 7.1(a), (f) or (g) of either Credit Agreement or would arise as a result of such payment or (ii) any other provision of Section 7.1 of either Credit Agreement, unless, in the case of clause (ii), the Fixed Charge Coverage Ratio set forth in Section 5.7 of the relevant Credit Agreement is satisfied, until such Fixed Charge Coverage Ratio test is met or such Event of Default has been cured or waived in writing by the Required Lenders (as defined in each of the Credit Agreements) or the Agent (as defined in each of the Credit Agreements) with consent of the Required Lenders; provided, that any Management Fee not paid shall continue to accrue while deferred and may be paid if any such Event of Default is subsequently cured or waived.

SECTION 3. Reimbursement. Kohlberg and its affiliates shall be entitled to reimbursement of all reasonable and customary out-of-pocket expenses (including travel expenses and expenses incurred in connection with the enforcement, preservation or analysis of rights or taking of actions under this Agreement or otherwise in connection with Kohlberg’s affiliated funds’ investment in the Amendia Companies) incurred in the course of the performance of this Agreement (other than salary expenses and associated overhead charges). The Amendia Companies, jointly and severally, shall reimburse Kohlberg for its expenses under this Section 3 within thirty (30) days of receiving a statement therefor.

SECTION 4. Exculpation and Indemnification. None of Kohlberg or any of its affiliates (including Kohlberg affiliated funds) or any of their respective principals, officers, directors, stockholders, agents or employees; any direct or indirect general partner, managing member and/or controlling shareholder of any Kohlberg affiliated fund; any persons designated by Kohlberg, any Kohlberg affiliate or any Kohlberg affiliated fund, to serve as a director, officer, board observer, partner, trustee, fiduciary, manager, employee, consultant or advisor, or functional or foreign equivalent of the foregoing, to any of the Amendia Companies (each, an “Indemnified Party”) shall have any liability to the Amendia Companies for any services provided pursuant to this Agreement, except as may result from such Indemnified Party’s gross negligence or willful misconduct, provided however that notwithstanding the foregoing each such Indemnified Party shall be exculpated from liability to the Amendia Companies to the fullest extent permitted under Delaware law. The Amendia Companies, jointly and severally, hereby agree to indemnify each Indemnified Party from and against all losses, liabilities, damages, deficiencies, demands, claims, actions, judgments or causes of action, assessments, costs or expenses (including, without limitation, interest, penalties and reasonable fees, expenses and disbursements of attorneys, experts, personnel and consultants incurred by the Indemnified Party in any action or proceeding between any of the Amendia Companies and the Indemnified Party or between the Indemnified Party and any third party, or otherwise) based upon, arising out of, or in any way relating to (i) this Agreement, the Acquisition, any transaction to which any of the Amendia Companies is a party, or any other circumstances with respect to the Amendia Companies or (ii) operations of, or services provided by Kohlberg to the Amendia Companies from time to time (including but not limited to any indemnification obligations assumed or incurred by any Indemnified Party to or on behalf of the Amendia Companies, or any of their accountants or other representatives, agents or affiliates).

SECTION 5. Company as Primary Indemnitor. Each of the Amendia Companies hereby agrees and acknowledges that (i) it is the indemnitor of first resort whether for claims and liabilities arising prior to or after the date of this Agreement and whether such claims or liabilities arise out of any act, statement or omission occurring prior to or after the date of this Agreement; (ii) its obligations to each Indemnified Party are primary, and any obligations of Kohlberg, any Kohlberg affiliate or any Kohlberg affiliated fund or other Indemnified Party to provide advancement or indemnification for any damages, judgments, liabilities, assessments, fines, penalties, amounts paid in settlement, fees and costs (including attorneys fees and costs) or other losses (herein “Losses”) incurred by Indemnified Party and for which the Amendia Companies have agreed to, or are otherwise obligated to, indemnify Indemnified Party (whether under any Organizational Document, Advisory Agreement or any other agreement or document) are secondary, and (iii) if Kohlberg, any Kohlberg affiliate or any Kohlberg affiliated fund or other Indemnified Party is obligated to pay, or pays or causes to be paid for any reason, any Losses which any of the Amendia Companies is otherwise obligated (whether under any Organizational Document, Advisory Agreement or other document or agreement) to pay (as advancement or indemnification) to or on behalf of Indemnified Party, then (A) Kohlberg, any Kohlberg affiliate, any Kohlberg affiliated fund or other Indemnified Party, as the case may be, shall be fully subrogated to and otherwise succeed to all rights of Indemnified Party with respect to such payment; and (B) each of the Amendia Companies shall jointly and severally reimburse, indemnify and hold harmless Kohlberg, any Kohlberg affiliate, any Kohlberg affiliated fund or other Indemnified Party, as the case may be, for all such payments actually made by such entity or person on behalf of or for the benefit of Indemnified Party.

SECTION 6. Independent Contractor Status. Kohlberg shall perform services hereunder as an independent contractor, retaining control over and responsibility for its own operations and personnel. Neither Kohlberg, nor any of its employees or agents, shall, by virtue of this Agreement or the arrangements hereunder, be an employee, member or agent of any of the Amendia Companies nor shall any of them have authority to contract in the name of any of the Amendia Companies, except (a) to the extent that any Kohlberg employee or agent is acting in his or her capacity as a manager or officer of an Amendia Company, or (b) as expressly agreed to in writing by Kohlberg and such Amendia Company. Any duties of Kohlberg arising out of its engagement to perform services hereunder shall be owed solely to the Amendia Companies.

SECTION 7. Notice. Any notice or other communications required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission (provided the sender receives a transmission receipt) or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission or, if mailed, five (5) days after the date of deposit in the United States mails, as follows

(a)	if to Kohlberg, to:

Kohlberg & Co., L.L.C.

111 Radio Circle

Mt. Kisco, NY 10549

Attention: Christopher Anderson

Facsimile: 914-241-1143

with a copy to (which shall not constitute notice):

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

Attention: William M. Shields

Facsimile: (617) 951-7050

(b)	if to an Amendia Company, to it:

c/o Kohlberg & Co., L.L.C.

111 Radio Circle

Mt. Kisco, NY 10549

Attention: Christopher Anderson

Facsimile: 914-241-1143

with a copy to (which shall not constitute notice):

Ropes & Gray LLP

Prudential Tower

800 Boylston St.

Boston, MA 02199-3600

Attention: William M. Shields

Facsimile: (617) 951-7050

Any party may by notice given in accordance with this Section 7 to the other party designate another address or person for receipt of notices hereunder.

SECTION 8. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument.

SECTION 9. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. This Agreement shall not confer any rights or remedies upon any person other than the parties and, in respect of the limitations of liability and rights to indemnification in Sections 4 and 5 hereof but subject to the following sentence, the Indemnified Parties. An Indemnified Party’s rights under this Agreement and an Indemnified Party’s rights to advancement or indemnification from any Amendia Company pursuant to any agreement or document (including without limitation any Organizational Document or Advisory Agreement) governing Indemnified Party’s rights to advancement and/or indemnification from any Amendia Company may not be limited, waived, eliminated or otherwise diminished or modified without the specific written consent of Kohlberg. Kohlberg may, within the Kohlberg’s sole discretion, compromise, waive or relinquish any Indemnified Party’s rights to advancement or indemnification under any agreement or document (whether pursuant to any Organizational Document, Advisory Agreement or otherwise) governing Indemnified Party’s rights to advancement and/or indemnification from any Amendia Company.

SECTION 10. Entire Agreement. This Agreement constitutes the entire agreement, and supersedes any other prior agreements and understandings, both written and oral, between the parties or their affiliates with respect to the subject matter hereof.

SECTION 11. Headings. Headings in this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

SECTION 12. Amendments; Waivers. No amendment, modification, supplement or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party or Indemnified Party against whom enforcement of the amendment, modification, supplement, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party or Indemnified Party granting such waiver in any other respect or at any other time.

SECTION 13. Governing Law. This Agreement, and all claims arising under or in connection therewith, shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

SECTION 14. Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (i) irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or the United States District Court for the District of Delaware for the purpose of any action arising in whole or in part under or in connection with this Agreement, (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts may be removed to any federal court, should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (iii) hereby agrees not to commence any action arising out of or based upon this Agreement or relating to the subject matter hereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each party hereby (x) consents to service of process in any such action in any manner permitted by Delaware law; (y) agrees that service of process made in accordance with clause (x) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 7, shall constitute good and valid service of process in any such action; and (z) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (x) or (y) does not constitute good and valid service of process.

SECTION 15. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 15 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

SECTION 16. Reliance. Each of the parties hereto acknowledges that it has been informed by each other party that the provisions of Sections 13, 14 and 15 constitute a material inducement upon which such party is relying and will rely in entering into this Agreement, and each such party agrees that any breach by such party of any of the provisions of Sections 13, 14 or 15 would constitute a material breach of this Agreement.

SECTION 17. Termination. This Agreement may be terminated by Kohlberg at any time by written notice to Parent on behalf of the Amendia Companies. In addition, this Agreement will terminate automatically as of the earlier of (i) the tenth anniversary of this Agreement and (ii) a Change of Control (as such term is defined in that certain Stockholders Agreement dated as of April April 29, 2016 by and among Parent and the stockholders party thereto). The provisions of Sections 2 and 3 (to the extent of fees and expenses earned or incurred but not paid or reimbursed as of the date of termination) and of Sections 4 and 5 shall survive any termination of this Agreement.

SECTION 18. Definitions. Capitalized terms used herein have the following specifically defined meanings:

“Advisory Agreement” means any advisory, management, monitoring or other similar or equivalent agreement.

“Credit Agreements” means, collectively, the First Lien Credit Agreement and the Second Lien Credit Agreement, and the term “Credit Agreement” shall mean each such agreement.

“First Lien Credit Agreement” means the Credit Agreement dated as of the date hereof, by and among Parent, Merger Sub, the financial institutions party thereto, and Antares Capital LP, as agent for all lenders, as such agreement may be amended, modified, supplemented or replaced from time to time.

“Organizational Document” means an entity’s charter, by-laws, partnership agreement, limited liability company agreement, operating agreement, indemnification agreement, or other similar or equivalent agreement or document.

“Person” means an individual, partnership, joint venture, association, corporation, trust, estate, limited liability company, limited liability partnership, unincorporated entity of any kind, governmental entity, or any other legal entity.

“Second Lien Credit Agreement” means the Second Lien Note Purchase Agreement dated as of the date hereof, by and among Parent, Merger Sub, Cortland Capital Market Services, LLC, as agent for all purchasers, and the other financial institutions party thereto, as such agreement may be amended, modified, supplemented or replaced from time to time.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

KAMD HOLDINGS, INC.

By:	/s/ Ted Jeon

Name: Ted Jeon
Title: Vice President

KAMD BUYER, INC.

By:	/s/ Ted Jeon

Name: Ted Jeon
Title: Vice President

KAMD MERGER SUB, INC.

By:	/s/ Ted Jeon

Name: Ted Jeon
Title: Vice President

KOHLBERG & CO., L.L.C.

By:	/s/ Shant Mardirossian
Name: Shant Mardirossian Title: Partner and Chief Operating Officer

[Signature Page to Management Services Agreement]

The undersigned, as successor by merger to KAMD Merger Sub, Inc., hereby acknowledges and agrees that it is a party to and bound by this Agreement as fully as if it had been the original signatory hereto in the place and stead of KAMD Merger Sub, Inc.

AMENDIA, INC.

By:	/s/ Ted Jeon

Name: Ted Jeon
Title: Vice President

[Signature Page to Management Services Agreement]